Filed Pursuant to Rule 424(b)(2)
Registration No. 333-205882

September 1, 2015

This prospectus supplement should be read in conjunction with the accompanying prospectus dated September 1, 2015

$100,000,000 STATE OF ISRAEL SAVINGS BONDS SEVENTH SERIES ISSUE PRICE 100 PER CENT

This is an offering by the State of Israel of an aggregate amount of $100,000,000 State of Israel Savings Bonds (Seventh Series) (the “bonds”). The full faith and credit of Israel will be pledged for the due and punctual payment of all principal and interest on the bonds.

We are offering bonds of the following classes:

•	Savings Bonds: 1-Year Savings Bonds, 2-Year Savings Bonds, 3-Year Savings Bonds, 5-Year Savings Bonds and 10-Year Savings Bonds.
•	Sabra Savings Bonds: 1-Year Sabra Savings Bonds, 2-Year Sabra Savings Bonds, 3-Year Sabra Savings Bonds, 5-Year Sabra Savings Bonds and 10-Year Sabra Savings Bonds.
•	Mazel Tov Savings Bonds: 5-Year Mazel Tov Savings Bonds and 10-Year Mazel Tov Savings Bonds.
•	Shalom Savings Bonds: 2-Year Shalom Savings Bonds.
•	eMitzvah Savings Bonds: 5-Year eMitzvah Savings Bonds.

Your bond will mature on the first calendar day of the month during which the first, second, third, fifth or tenth anniversary, as the case may be, of the Issue Date of your bond occurs.

You may buy each Savings Bond in a minimum denomination of $2,500 (and integral multiples of $500 in excess of $2,500). You may buy each Sabra Savings Bond in a minimum denomination of $1,000 (and integral multiples of $100 in excess of $1,000). You may buy each Mazel Tov Savings Bond in a minimum denomination of $100 (and integral multiples of $10 in excess of $100). The maximum amount of Mazel Tov Savings Bonds that may be purchased by any person on any purchase date, registered in the name of any one holder, is $2,500. You may buy each Shalom Savings Bond in a minimum denomination of $50 (and integral multiples of $10 in excess of $50). The maximum amount of Shalom Savings Bonds that may be purchased by any person on any purchase date, registered in the name of any one holder, is $2,500. You may buy each eMitzvah Savings Bond in a minimum denomination of $36 (and integral multiples of $18 in excess of $36). The maximum amount of eMitzvah Savings Bonds that may be purchased by any person on any purchase date, registered in the name of any one holder, is $90. The purchase of eMitzvah Savings Bonds is limited to United States residents and is only available through the website of Development Corporation for Israel (http://www.israelbonds.com).

The bonds will accrue interest from (and including) the Issue Date until (but not including) the maturity date, at the rate determined by the State of Israel and announced prior to the Issue Date. Interest will be compounded annually and will not be paid until maturity. The bonds will not earn or accrue interest after maturity.

The transferability of the bonds is restricted as described in detail in the body of this prospectus supplement and the accompanying prospectus.

See the section entitled “Risk Factors,” beginning on page S-8, for a discussion of certain factors you should consider before investing in the bonds.

Assuming that we sell all of the bonds at the initial offering price, we will receive $94,000,000 of the proceeds from the sale of the bonds, after paying the underwriters’ selling concession which will not exceed $6,000,000 and before expenses estimated at $65,000.

This offering may have a special appeal to persons with an interest in the State of Israel rather than the general public. The bonds offered hereby are considered a separate and distinct class of securities, for all purposes, from any other State of Israel debt instruments, whether denominated in U.S. dollars or otherwise. We have issues of debt instruments outstanding which may, on any given day, provide a greater yield to maturity than the bonds being offered by this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the bonds or passed upon the adequacy or accuracy of this prospectus or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Development Corporation for Israel 641 Lexington Avenue · New York, New York 10022-4503 Member FINRA

On August 25, 2015, the Bank of Israel foreign exchange representative rate for U.S. dollars was 3.864 New Israeli Shekels, or NIS, per U.S. dollar. References to “$” in this prospectus supplement are to U.S. dollars. For a discussion of the convertibility of the NIS, see “Balance of Payments and Foreign Trade — Foreign Exchange Controls and International Reserves” in Exhibit D to Israel’s annual report on Form 18-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this prospectus supplement.

This document contains two parts, the prospectus supplement and the accompanying prospectus, both of which have been filed with the Securities and Exchange Commission. The accompanying prospectus, which starts on page one after the prospectus supplement, contains general terms of bonds sold by the State of Israel through Development Corporation for Israel. You should base any decision to invest in the bonds on consideration of the prospectus supplement and the accompanying prospectus as a whole.

Prospectus Supplement

S-1	Summary of the Offering
S-3	About this Prospectus Supplement
S-4	Forward Looking Statements
S-4	Incorporation by Reference
S-4	Description of the Bonds
S-8	Risk Factors
S-11	United States Taxation

Prospectus

1	Where You Can Find More Information About the State of Israel
2	Use of Proceeds
2	Description of the Bonds
5	Plan of Distribution
5	Official Statements
5	Validity of the Bonds
5	Debt Record
6	Jurisdiction; Consent to Service and Enforceability
6	Authorized Representative

i

SUMMARY OF THE OFFERING

The following summary should be read as an introduction to this prospectus supplement and is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. You should base any decision to invest in the bonds on consideration of this prospectus supplement and the accompanying prospectus as a whole.

Issuer
State of Israel.
Title of Security
State of Israel Savings Bonds (Seventh Series).
Aggregate Principal Amount
$100,000,000.
Maturity Dates
Your bond will mature on the first calendar day of the month during which the first, second, third, fifth or tenth anniversary, as the case may be, of the Issue Date of your bond occurs.
Issue Dates
Savings Bonds and Sabra Savings Bonds will be issued on the 1st and 15th of the month. Mazel Tov Savings Bonds, Shalom Savings Bonds and eMitzvah Savings Bonds will be issued on the 1st of the month. To purchase a bond of a specific Issue Date, your subscription must be accepted before such Issue Date (or before such other day as may be announced).
Denominations
You may buy each Savings Bond in a minimum denomination of $2,500 (and integral multiples of $500 in excess of $2,500). You may buy each Sabra Savings Bond in a minimum denomination of $1,000 (and integral multiples of $100 in excess of $1,000). You may buy each Mazel Tov Savings Bond in a minimum denomination of $100 (and integral multiples of $10 in excess of $100). The maximum amount of Mazel Tov Savings Bonds that may be purchased by any person on any purchase date, registered in the name of any one holder, is $2,500. You may buy each Shalom Savings Bond in a minimum denomination of $50 (and integral multiples of $10 in excess of $50). The maximum amount of Shalom Savings Bonds that may be purchased by any person on any purchase date, registered in the name of any one holder, is $2,500. You may buy each eMitzvah Savings Bond in a minimum denomination of $36 (and integral multiples of $18 in excess of $36). The maximum amount of eMitzvah Savings Bonds that may be purchased by any person on any purchase date, registered in the name of any one holder, is $90.
Limitations
The purchase of eMitzvah Savings Bonds is limited to United States residents and is only available through the website of Development Corporation for Israel (http://www.israelbonds.com).
Interest
The bonds will accrue interest from (and including) the Issue Date until (but not including) the maturity date, at the applicable rate on such Issue Date. Interest will be compounded annually and will not be paid until maturity. The bonds will not earn or accrue interest after maturity.
Payments
Principal and interest on the bonds will be payable at maturity, in U.S. currency.
Limitations on Transfer
You may not assign or transfer the bonds, except in certain special instances.
Risk Factors
There are certain risks relating to the bonds, which investors should ensure they fully understand. See “Risk Factors.”
Book Entry Bonds
The bonds are issued in book-entry form. Certificates for Savings Bonds, Mazel Tov Savings Bonds and Sabra Savings Bonds will be issued only to government agencies, pension funds, financial institutions and employee benefit plans that so request at the time of purchase. (Certificates will not be issuable for Shalom Savings Bonds and eMitzvah Savings Bonds.)
Fiscal Agent
The bonds will be issued pursuant to the Amended and Restated Master Fiscal Agency Agreement, dated as of December 24, 2013, as may be amended, further amended and restated or otherwise modified from time to time, by and among the State of Israel, Computershare Inc. and Computershare Trust Company, N.A. (collectively, “Computershare”), as fiscal agent, paying agent, transfer agent and registrar.

Taxation
For a discussion of United States tax consequences associated with the bonds, see “United States Taxation.” Investors should consult their own tax advisors in determining the non-United States, United States federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the bonds.
Governing Law
The bonds will be governed by the laws of the State of New York, except with respect to the authorization and execution of the bonds, which will be governed by the laws of the State of Israel.

ABOUT THIS PROSPECTUS SUPPLEMENT

Israel accepts responsibility for the contents of this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Israel, having made all reasonable inquiries, confirms that this prospectus supplement and the accompanying prospectus contain all information with respect to Israel and the bonds which is material in the context of the issue and offering of the bonds, and that, to the best of Israel’s knowledge and belief, there are no other facts the omission of which would make any such information materially misleading.

Prospective investors should rely on the information provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Any such representation or information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus must not be relied upon as having been authorized by Israel or the underwriters. Please see “Where You Can Find More Information About The State of Israel” in the accompanying prospectus for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Israel is not offering to sell or soliciting offers to buy any securities other than the bonds offered under this prospectus supplement, nor is Israel offering to sell or soliciting offers to buy the bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Israel has previously filed with the Securities and Exchange Commission, or the SEC, and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Israel’s economic, fiscal or political circumstances may have changed since such dates.

The bonds described in this prospectus supplement are debt securities of Israel being offered under a registration statement filed with the SEC under the U.S. Securities Act of 1933, as amended. The accompanying prospectus is part of that registration statement. The accompanying prospectus provides you with a general description of the securities that Israel may offer, and this prospectus supplement contains specific information about the terms of this offering and the bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus, the registration statement, any post-effective amendments thereto, and the documents incorporated herein and therein by reference. See “Incorporation by Reference” for a description of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, as described herein, information regarding the interest rates on the bonds for any particular sales period will be made available in a rate sheet that will be filed with the SEC and on the website of DCI. Certain terms used but not defined in this prospectus supplement are defined in the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any of those restrictions.

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, may be used only for the purposes for which they have been produced in connection with the offering of the bonds. Any use of this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than in connection with the offering of the bonds, is unauthorized.

FORWARD LOOKING STATEMENTS

Israel has made forward looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward looking statements. These statements are based on Israel’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward looking statements speak only as of the date they are made, and Israel undertakes no obligation to update any of them in light of new information or future events.

Forward looking statements involve inherent risks. Israel cautions you that many factors could affect the future performance of the Israeli economy. These factors include, but are not limited to:

•	External factors, such as:
•	interest rates in financial markets outside Israel;
•	the impact of changes in the credit rating of Israel;
•	the security situation;
•	the economic growth and stability of Israel’s major trading partners, including the United States and the European Union;
•	the global high-tech market; and
•	regional economic and political conditions.
•	Internal factors, such as:
•	general economic and business conditions in Israel;
•	present and future exchange rates of the Israeli currency;
•	foreign currency reserves;
•	the level of domestic debt;
•	domestic inflation;
•	the level of budget deficit;
•	the level of foreign direct and portfolio investment; and
•	the level of Israeli domestic interest rates.

INCORPORATION BY REFERENCE

Israel has filed its annual report for 2014 on Form 18-K with the SEC. The annual report of Israel for 2014 on Form 18-K, its exhibits and any amendment to that annual report on Form 18-K and its exhibits, as well as all future annual reports and amendments to such annual reports that Israel files with the SEC until Israel sells all of the bonds covered by this prospectus supplement, are considered part of and incorporated by reference in this prospectus supplement. Each time Israel files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents. All of these documents have been or will be filed with the SEC and will be available for inspection at the office of the SEC. You may also obtain a copy of all such documents, free of charge, at the offices of the fiscal agent in New York City or at the office listed in the accompanying prospectus under the heading “Where You Can Find More Information About the State of Israel.” In addition, the SEC maintains an Internet site that contains reports and other information regarding issuers, like Israel, that file electronically with the SEC (www.sec.gov).

DESCRIPTION OF THE BONDS

We are issuing the bonds under the Amended and Restated Master Fiscal Agency Agreement, dated as of December 24, 2013 (as amended, further amended and restated or otherwise modified from time to time, the “Fiscal Agency Agreement”) between the State of Israel and Computershare, as fiscal agent (the “Fiscal Agent”).

This section of this prospectus supplement is a summary of the material provisions of the bonds and the Fiscal Agency Agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the bonds. Therefore, Israel urges you to read the Fiscal Agency Agreement and the form of bond in making yourdecision on whether to invest in the bonds. Israel has filed copies of these documents with the SEC, and all of these documents may be inspected at the office of the SEC. Copies of the Fiscal Agency Agreement, including the form of bond, may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the offices listed in the accompanying prospectus under the heading “Where You Can Find More Information About the State of Israel” and at the offices of the Fiscal Agent.

Any capitalized terms that are defined in the accompanying prospectus have the same meanings in this section unless a different definition appears in this section. If there are any inconsistencies between theinformation in this section and the information in the accompanying prospectus, the information in this section controls.

Whenever used in this prospectus supplement or the accompanying prospectus, a “Business Day” shall mean any banking day in New York, New York.

The Offering.  We are offering $100,000,000 aggregate principal amount of Savings Bonds (Seventh Series). We are offering bonds of the following classes:

•	Savings Bonds: 1-Year Savings Bonds, 2-Year Savings Bonds, 3-Year Savings Bonds, 5-Year Savings Bonds and 10-Year Savings Bonds.
•	Sabra Savings Bonds: 1-Year Sabra Savings Bonds, 2-Year Sabra Savings Bonds, 3-Year Sabra Savings Bonds, 5-Year Sabra Savings Bonds and 10-Year Sabra Savings Bonds.
•	Mazel Tov Savings Bonds: 5-Year Mazel Tov Savings Bonds and 10-Year Mazel Tov Savings Bonds.
•	Shalom Savings Bonds: 2-Year Shalom Savings Bonds.
•	eMitzvah Savings Bonds: 5-Year eMitzvah Savings Bonds.

The bonds are direct, unconditional and general obligations of the State of Israel. We pledge our full faith and credit for the due and punctual payment of principal and accrued interest, as well as for the due and timely performance of all of our obligations with respect to the bonds. The terms of the bonds are as follows:

Denominations.  You may buy each Savings Bond in a minimum denomination of $2,500 and integral multiples of $500 in excess of $2,500. You may buy each Sabra Savings Bond in a minimum denomination of $1,000 and integral multiples of $100 in excess of $1,000. You may buy each Mazel Tov Savings Bond in a minimum denomination of $100 and integral multiples of $10 in excess of $100. The maximum amount of Mazel Tov Savings Bonds that may be purchased by any person on any purchase date, registered in the name of any one holder, is $2,500. You may buy each Shalom Savings Bond in a minimum denomination of $50 (and integral multiples of $10 in excess of $50). The maximum amount of Shalom Savings Bonds that may be purchased by any person on any purchase date, registered in the name of any one holder, is $2,500. You may buy each eMitzvah Savings Bond in a minimum denomination of $36 and integral multiples of $18 in excess of $36. The maximum amount of eMitzvah Savings Bonds that may be purchased by any person on any purchase date, registered in the name of any one holder, is $90.

Issue Dates and Sales Periods.  Savings Bonds and Sabra Savings Bonds will be issued on the 1st and 15th of each month (each, an “Issue Date”). There will be two (2) sales periods per month:

•	bonds issued on the 15th of the month will be offered from the 1st of the month through the 14th of the month; and
•	bonds issued on the 1st of the month will be offered from the 15th of the month preceding the Issue Date through the last day of that month.

In order to purchase a bond of a specific Issue Date, your subscription must be accepted by or on behalf of Israel before such Issue Date (or before such other date as may be announced). If your subscription is accepted by or on behalf of Israel on or after an Issue Date (or such other date), your bond will be issued on a subsequent Issue Date.

Mazel Tov Savings Bonds, Shalom Savings Bonds and eMitzvah Savings Bonds will be issued on the 1st of the month (the “Issue Date”). These bonds will be sold in one (1) sales period per month: from the 1st of the month preceding the Issue Date through the last day of that month.

If your subscription is received in a form acceptable to Israel before such Issue Date (or before such other date as may be announced), your bond’s issue date will be such Issue Date; if your subscription is received in a form acceptable to Israel on or after the Issue Date (or such other date), your bond will be issued on a subsequent Issue Date. However, if you are reinvesting a matured State of Israel Bond, in order for your new bond to be issued on the maturity date of your reinvested bond, your subscription must be accepted by or on behalf of Israel within five (5) calendar days after the maturity date of your reinvested bond (or, if such date falls on a non-Business Day, the first Business Day after such date). Unless sales of a certain bond are suspended, a subscription shall be deemed to have been accepted as of the date upon which the completed subscription forms and the purchase price are actually received in form acceptable to the Fiscal Agent or to the Development Corporation for Israel on behalf of the Fiscal Agent.

Maturity.  Your bond will mature on the first calendar day of the month during which the first (1st), second (2nd), third (3rd), fifth (5th) or tenth (10th) anniversary, as the case may be, of the Issue Date of your bond occurs. For example, a 3-Year Savings Bond issued on August 15, 2015 will mature on August 1, 2018. If your Issue Date is the 15th of the month, your bond will mature two (2) weeks less than the total number of years of the bond. When the bonds become payable, you will receive the face amount of the bonds in United States currency.

Interest Rate.  The interest rate applicable to each bond will be determined by Israel and included in a Free Writing Prospectus which will be filed with the SEC not less than one (1) Business Day prior to the first day of the sales period of such bond. If such date is a legal holiday in Israel, the Free Writing Prospectus may be filed with the SEC one (1) Business Day earlier. For example, the interest rate on a 10-Year Savings Bond issued on Monday, June 1, 2015 will be announced one (1) Business Day prior to May 15, 2015, i.e., on Thursday, May 14, 2015 (or, if such date were a legal holiday in Israel, on Wednesday, May 13, 2015).

Interest and Maturity Payment.  You will not receive interest on the bonds until maturity, at which point you will receive the aggregate amount of principal and accrued interest on the bond. Interest will accrue from (and including) the Issue Date of the bonds and will be compounded annually until (but not including) the maturity date. If the maturity date is not a Business Day, you will receive payment accrued until (but not including) the maturity date on the next Business Day but no additional interest will accrue or be payable by reason of such extension. When the bonds become payable, you will receive the face amount of the bonds in United States currency. The bonds will not earn or accrue interest after maturity.

Limitation on Purchases.  The purchase of eMitzvah Savings Bonds is limited to United States residents and is only available through the website of Development Corporation for Israel (http://www.israelbonds.com).

Right to Suspend or Terminate Sales.  Israel reserves the right to suspend or terminate new sales of any series or maturity periods of bonds at any time, for any period of time and for any reason, including without limitation, for reasons relating to market conditions. Any subscription received in respect of a series or maturity period of bonds for which sales have been suspended will be returned to the subscriber.

Limited Transferability.  You may not transfer, assign or pledge the bonds, in whole or in part, or any interest therein, and the bonds may not be securitized, except as described herein or with the prior written consent of Israel. You may transfer the bonds to the following permitted transferees under the circumstances described below, provided that each such transferee of the bonds must hold at least the minimum purchase requirement (see “— Denominations,” above) with respect to such bonds:

•	Israel;
•	Any religious, charitable, literary, scientific or educational organization, contributions to which are, at the time of the transfer, deductible for income and similar tax purposes under the United States Internal Revenue Code of 1986, as heretofore or hereafter amended (or are accorded similar treatment under the laws of the country in which the transferee is located) provided that a transfer to such entity is made by gift or bequest without any compensation to the transferor;
•	The registered owner’s spouse, children, grandchildren, siblings, parents or grandparents;
•	Upon the death of the bondholder, to any person in accordance with such bondholder’s testamentary disposition and/or applicable laws of descent and distribution; or
•	Anyone designated by a written direction signed in the name of the State of Israel as a permissible transferee.

Due to the limited transferability of the bonds and the limited circumstances under which we will purchase the bonds (see “— Early Redemption” below), bondholders may not be able to readily liquidate their investment prior to maturity.

Event of Default.  If we default on the payment of interest or principal with respect to a particular bond:

•	Any amount of interest or principal in default will accrue interest at the interest rate applicable to that bond on the date of such default until such default is cured; and
•	If any default continues for a period of ninety (90) calendar days, the principal amount of the bond will, at the option of, and upon written demand to us by, the registered owner(s) of the bond, mature and become due and payable, together with accrued and unpaid interest, upon the date that such written demand is actually received by us, unless prior to such date we cured all defaults in respect of the bonds.

Early Redemption.  The bonds are subject to early redemption and repurchase by the State as described under this heading. Whether the bonds are redeemed at the option of the State, or repurchased by the State at the request of the bondholder or on such other terms and conditions as the State may determine, the State will redeem or repurchase bonds for a purchase price equal to the principal amount of the bond together with interest accrued to the redemption or repurchase date. If the redemption or repurchase price is not paid on the surrender of any bond, then such bonds will continue to accrue interest at the rate prescribed for such bonds through the maturity of the bond.

Repurchase by the State at the Request of a Bondholder.  A bond may be repurchased by the State prior to its maturity, but only on the first Business Day of a given month, within sixty (60) days following the State’s receipt of a bondholder’s written request accompanied by an instrument of transfer in a form approved by the Fiscal Agent, under the following four scenarios:

•	Upon the death of any natural person who was the original registered owner of the bond (“Original Owner”) or, in the event there is more than one Original Owner, upon the death of the last surviving Original Owner; provided that such obligation of the State to repurchase upon death shall cease and terminate and shall not apply when the bond is owned by a transferee or assignee.
•	Upon the death of the Original Owner or, in the event there is more than one Original Owner, upon the death of the last surviving Original Owner, where such Original Owner(s) contributed the bond to a trust of which the Original Owner(s) is (are) the sole beneficiary(ies); provided that such obligation of the State to repurchase upon death shall cease and terminate and shall not apply when the bond is owned by a transferee or assignee.
•	Upon the death of any natural person (or the dissolution of a testamentary trust following the death of such person) who owned such bond through an IRA, Roth IRA or Keogh or H.R. 10 Plan.
•	Upon the termination of any Employee Benefit Plan which owned such bond; unless, in the case of an IRA, Roth IRA or a Keogh or H.R. 10 Plan, the beneficiary or administrator of such plan advises the State or Development Corporation for Israel that it intends to transfer such plan to another plan in a “rollover” transaction, as such term is defined in Section 402 of the Internal Revenue Code of 1986, within the time limit prescribed for such “rollover.” In order to redeem a bond upon the termination of an Employee Benefit Plan that is the owner of the bond, sufficient evidence must be provided to the State that such Employee Benefit Plan has been terminated and that the assets must be liquidated to meet the Plan’s commitments.

The first three scenarios described above are subject to the caveat that the State may suspend or terminate its obligation to purchase such bond if, in the opinion of the State, a material number of the affected original registered owners have died as a result of war, epidemic, catastrophe of nature or other disaster.

As used herein, “Employee Benefit Plan” means any employee benefit plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, or any comparable legislation in effect at the time of determination, or any Individual Retirement Account, Roth Individual Retirement Account, Keogh or H.R. 10 Plan, or, subject to the approval of the State, a plan or fund, if any, irrespective of its location or place or organization, determined by the State to be a comparable plan or fund.

Redemption at the Option of the State.  The bonds are subject to redemption at any time by the State. The bonds of this series are redeemable as a whole or in part. If the bonds are redeemed in part, selection of the bonds will be at the State’s discretion; however, the bonds will be redeemed in one or more groups, where each group of bonds will consist of all bonds of this series that bear the same Issue Date (each, a “tranche”). In addition, no bonds of a particular tranche will be redeemed at the option of the State unless bonds of tranches with prior Issue Dates are or have been called for redemption. For purposes of such redemption, the bonds will be called in accordance with the provisions of the Fiscal Agency Agreement, and there will be no aggregation of different series or other debt instruments of the State. (For the avoidance of doubt, there will be no aggregation irrespective of any similarity in name, maturity, currency, denomination, integral terms and/or Issue Date between the bonds offered hereby and any different series or other debt instruments of the State.) A notice of redemption will be mailed to all bondholders by the Fiscal Agent between thirty (30) and sixty (60) days prior to the redemption date. The notice will set forth:

•	The redemption date;
•	Whether all bonds or a group of bonds are to be redeemed;
•	In the case of a redemption of a group of bonds, a description of the group of bonds that are to be redeemed;
•	The redemption price;
•	That on the redemption date no owner of bonds called for redemption is entitled to more than the redemption price, and that the redemption price is due and payable on the redemption date; and
•	The place where the bonds are to be redeemed.

The State will not be required to issue or register the transfer or exchange of any bond during the period beginning with the fifteenth (15th) Business Day prior to the date of the mailing of a notice of redemption through the end of the date of the mailing. The State will also not be required to register the transfer or exchange of any bond selected for redemption in whole or in part, except for the unredeemed portion of the bonds being redeemed in part.

Repurchase by the State Under Other Terms and Conditions.  In addition to a redemption or repurchase of the bonds described above (see “— Repurchase by the State at the Request of Bondholder” and “— Redemption at the Option of the State”), the State reserves the right to repurchase the bonds in whole or in part, at any time, at such terms and under such conditions as may be determined by the State. Bonds so repurchased shall be purchased from bondholders willing to sell such bonds on the terms and conditions determined by the State in respect of such repurchase. Repurchased bonds may be held or resold by the State or surrendered to the Fiscal Agent for cancellation in accordance with the Fiscal Agency Agreement.

Bond Certificate.  We are issuing the bonds in book entry form. Therefore, bond certificates will not be issued (except in the limited circumstances described below). Instead, the Fiscal Agent will mail to the purchaser and owner of each bond a confirmation that the owner has been listed in the bond register as the registered owner of the bond along with other pertinent information. Certificates for Savings Bonds, Mazel Tov Savings Bonds and Sabra Savings Bonds will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans that so request at the time of purchase. (Certificates will not be issuable for Shalom Savings Bonds and eMitzvah Savings Bonds.) We will forward all notices relating to the bonds to the registered owner(s). You may transfer a bond, if permitted under the terms of this prospectus supplement, by notifying the Fiscal Agent in writing of the transfer request along with appropriate transfer documents and any fee and expenses, required by the Fiscal Agent to be paid by the transferor. The transferor must also pay the State for any of the State’s expenses in connection with the transfer. The Fiscal Agent will then record the transfer in the bond register. We will only repurchase bonds upon presentation of appropriate transfer documents (and the bond certificate if one was issued) to the Fiscal Agent. Upon maturity of a book entry bond or redemption of a book entry bond, the Fiscal Agent will automatically pay the principal amount and accrued interest on the book entry bond to the registered owner by mailing a check to the last address of the registered owner as listed in the bond register or, if written instructions are given by the registered owner, by automatic clearing house funds to the bank and bank account specified by the registered owner. Bond certificate holders must present the physical certificate to the Fiscal Agent to receive payment. The bond owner will bear all expenses in connection with the replacement and delivery of a new bond. Israel will issue a new bond certificate to the bond owner for no cost, in case the bond owner notifies the Fiscal Agent in writing that the bond certificate was never delivered, no later than six (6) months following the original Issue Date of the bond.

Fiscal Agent.  Computershare will act as the fiscal agent for the bonds. The address for Computershare is 250 Royall Street, Canton, MA 02021, Attention: State of Israel Bonds. The telephone number is 1-866-SOI-DIAL (764-3425).

Other State of Israel Debt Instruments.  The State issues debt instruments, including securities denominated in U.S. dollars, whose names, series, maturities, denominations, issue dates, interest commencement dates, maturity dates and/or other integral terms may be similar to those of the bonds. The bonds offered hereby are considered a separate and distinct class of securities, for all purposes, from any other State of Israel debt instruments irrespective of any such similarity. For purposes of a redemption at the option of the State, the bonds will be called in accordance with the provisions of the Fiscal Agency Agreement, and there will be no aggregation of different series or other debt instruments of the State (see “Early Redemption — Redemption at the Option of the State,” above).

The foregoing description of the material terms of the bonds is qualified by reference to the full terms of the bonds. Bonds offered and sold outside of the United States may be offered and sold in reliance on Regulation S or another applicable exemption from the registration requirements of the Securities Act of 1933, as amended. Such bonds have not been and will not be registered under the Securities Act. Accordingly, subject to certain exceptions, such bonds may not be offered, sold or delivered within the United States to United States persons.

RISK FACTORS

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully. Words and expressions defined elsewhere in this prospectus supplement and the accompanying prospectus have the same meaning in this section. Investing in the bonds involves certain risks. Israel may become unable to pay interest, principal or other amounts on or in connection with the bonds for any number of reasons. Factors which Israel currently views as material for assessing the risks of investing the bonds are described below. However, additional risks that are not currently known to Israel, or that it currently deems immaterial, may arise or become material and, accordingly, Israel does not represent that the statements below regarding the risks of investing in the bonds are exhaustive. The materialization of any such known or unknown risks could, individually or cumulatively, have a material adverse effect on Israel’s ability to make payments on the bonds, in which case you could lose all or part of your investment. You should consider carefully whether an investment in the bonds is suitable for you in light of your personal circumstances. You should make your own inquiries as you deem necessary without relying on Israel or any underwriter and should consult with your financial, tax, legal, accounting and other advisors, prior to deciding whether to make an investment in the bonds. You should consider, among other things, the following:

Risks related to the bonds

The bonds may not be a suitable investment for all investors.

You must determine the suitability of investment in the bonds in light of your own circumstances. In particular, you should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of the bonds and the merits and risks of investing in the bonds;
(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the bonds and the impact the bonds will have on your overall investment portfolio;
(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the bonds, including where the currency for principal or interest payments is different from your currency;
(iv)	understand thoroughly the terms of the bonds and be familiar with the behavior of any relevant indices and financial markets; and
(v)	be able to evaluate (either alone or with the help of a financial advisor) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

There is no secondary trading market for the bonds and transferability is limited.

Except under certain limited circumstances, the bonds may not be transferred, sold or pledged. As a result, no secondary market can develop for the bonds and they will not be traded on an established securities market (or the substantial equivalent thereof).

The bonds may be issued with original issue discount (“OID”).

If the stated principal amount of the bonds exceeds their issue price by an amount equal to or greater than a statutorily defined de minimis amount, the bonds will be treated as issued with OID for U.S. federal income tax purposes in an amount equal to such excess. If the bonds are issued with OID, a bondhlder subject to U.S. federal income taxation generally will be required to include the OID in gross income (as ordinary income) as the OID accrues on a constant yield to maturity basis in advance of the receipt of cash payments attributable to the OID and regardless of such bondholder’s method of accounting for U.S. federal income tax purposes.

There can be no assurance that the laws of the State of New York in effect as of the date of this prospectus supplement will not be modified.

The conditions of the bonds are based on the laws of the State of New York in effect as of the date of this prospectus supplement. No assurance can be given as to the impact of any possible judicial decision or change to New York law or administrative practice after the date of this prospectus supplement.

Legal investment considerations may restrict certain investments.

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisors to determine whether and to what extent (i) the bonds are legal investments for you, (ii) the bonds can be used as collateral for various types of borrowing and (iii) other restrictions apply to your purchase or pledge of any bonds. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of the bonds under any applicable risk-based capital or similar rules.

Investors in the bonds may be subject to interest rate risks.

Investment in fixed rate bonds involves the risk that subsequent changes in market interest rates may adversely affect the value of the fixed rate bonds.

The bonds are unsecured.

The bonds constitute unsecured obligations of the State of Israel. This means that bondholders will not have recourse to any security or other assets of the

State of Israel should the State of Israel default on its payment obligations in respect of the bonds.

The bonds are subject to optional redemption or repurchase by the State of Israel.

The State of Israel may redeem or repurchase the bonds in whole or in part, at any time or from time to time, prior to their scheduled maturity dates. For example, the State of Israel may choose to redeem or repurchase the bonds when its cost of borrowing is lower than the interest rate on the bonds. Upon such redemption or repurchase, an investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the bonds being redeemed and might only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

Principal and interest payments will be made in U.S. dollars and will be subject to exchange rate risks and exchange controls affecting investors whose principal currency is not U.S. dollars.

The State of Israel will pay principal and interest on the bonds in U.S. dollars. This presents certain risks relating to currency conversions if an investor’s financial activities (“Investor’s Currency”) are denominated principally in a currency or currency unit other than U.S. dollars. These include the risk that exchange rates may significantly change (including changes due to devaluation of the U.S. dollars or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the U.S. dollar would decrease (1) the Investor’s Currency-equivalent yield on the bonds and (2) the Investor’s Currency-equivalent value of the principal payable on the bonds. Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.

Risks related to the State of Israel and the geopolitical and economic environment

Israel’s access to credit is affected by external factors such as regional and international political and economic conditions.

Israel’s access to credit in the international capital markets is affected by regional and international political and economic conditions, including interest rates in financial markets outside Israel, the impact of changes in the credit rating of Israel, the security situation, the economic growth and stability of Israel’s major trading partners, and the global high-tech market. As a result, political, economic or market factors, which may be outside Israel’s control, may impact the debt dynamics of Israel and could adversely affect Israel’s cost of funds in the international capital markets and the demand for Israel’s debt securities.

Israel’s political, economic and military environment may continue to be volatile.

Israel has from time to time experienced political volatility and has been subject to ongoing security concerns. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Political instability in the Middle East has increased since the terrorist attacks of September 11, 2001, the U.S. intervention in Iraq and news of Iran’s reported nuclear program. Since 2005, when Israel withdrew from the Gaza strip, terrorist violence from Gaza has increased. If the level of instability and violence increases in the future, Israel’s capital markets, the level of tourism in Israel and foreign investment in Israel, among other things, may suffer. The conflicts with Hamas in the Gaza strip and with Hezbollah in Lebanon may worsen and potentially affect Israel’s economic condition. In addition, political volatility may affect the stability of the Israeli economy.

Since January 2011, there has been political instability and civil disobedience, termed the Arab Spring, in numerous Middle East and North African countries, including Bahrain, Libya, Egypt, Iran, Tunisia, Yemen and Syria. The Arab Spring has ousted long-standing leadership in several of the aforementioned countries and created turbulent political situations in others. As Israel is situated in the center of this region, it closely monitors these events, aiming to protect its economic, political and security interests. The delicate relations between Israel and its neighbors have become even more fragile with the change in regimes and the ongoing political instability. There can be no assurance that such instability in the region will not escalate in the future, that such instability will not spread to additional countries in the region, that governments in the region will be successful in maintaining domestic order and stability, or that Israel’s economic or political situation will not thereby be affected.

Israel is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Israel is a sovereign state. Although Israel has waived its sovereign immunity in respect of the bonds, except for its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, enforcement in the event of a default may nevertheless be impracticable by virtue of legal, commercial, political or other considerations.

Because Israel has not waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Israel based on such laws unless a court were to determine that Israel is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.

The current global economic climate and continued economic disruption in Europe may have an adverse effect on Israel’s economy.

Israel’s economy is affected by current global economic conditions, including regional and international rates of economic growth. Recent downturns in the global economy, stemming most recently from the sovereign debt crisis in Europe, have led to increased market volatility, decreased consumer confidence and a widespread reduction of business activity generally. The potential impact of such global economic pressure on Israel is uncertain. Although Israel’s economy has shown moderate rates of growth throughout and since the global financial crisis, there can be no assurance that Israel’s economy will continue to grow in a prolonged negative global economic climate.

As a result of the sovereign debt crisis in Europe, there was significant price volatility in the secondary market for sovereign debt of European and other nations in recent years. If such price volatility resumes, it could lead to a decline in the recoverability and value of the market price of Israel’s debt securities, including the bonds. Europe continues to face uncertainty, with many Eurozone countries experiencing moderate growth. The continued sluggish growth or a decline in economic growth of the European Union, which is one of Israel’s major trading partners, could have a material adverse impact on Israel’s balance of trade and adversely affect Israel’s financial condition.

The successful development of Israel’s natural gas reserves involves certain risks that may make expected natural gas production levels unobtainable.

There are numerous uncertainties associated with estimating quantities of natural gas reserves and projecting future rates of production and the level of revenue Israel will recover from its natural gas fields. These items are, in part, dependent on the reliability of seismic measurement technologies, the future international market for natural gas and other energy substitutes, as well as future development and operating costs, all of which may in fact vary considerably from Israel’s current assumptions concerning royalties and tax revenues. Moreover, certain of Israel’s neighboring countries have asserted mineral rights with respect to certain natural gas reserves to which Israel currently lays claim. Any failure to meet expected natural gas production targets on the forecasted timelines, or at all, could have a negative impact on Israel’s progress towards energy independence or the revenues that will be received by the State of Israel.

UNITED STATES TAXATION

In General

The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of a bond based upon existing United States federal income tax laws, which are subject to change, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary. Israel has not sought any opinion of counsel or ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary deals only with bonds held as capital assets by their initial purchasers. This summary does not discuss all of the tax consequences that may be relevant to a particular holder in light of the holder’s circumstances or to holders subject to special rules, such as:

•	Dealers in securities or currencies,
•	Traders in securities that elect to use the mark-to-market method of accounting,
•	Financial institutions, life insurance companies and tax-exempt organizations,

•	Regulated investment companies, investment companies and real estate investment trusts,
•	Partnerships or other entities classified as partnerships for United States federal income tax purposes and persons holding the bonds through partnerships or other pass-through entities,
•	Persons subject to the alternative minimum tax,
•	Persons who hold bonds as part of a hedging transaction or a position in a straddle, conversion or other integrated transaction, and
•	Persons whose functional currency is not the United States dollar.

This summary does not address tax consequences under the laws of any state, locality or foreign jurisdiction, including Israel, nor does it address any United States federal taxes other than the federal income tax. Furthermore, this discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date of this prospectus supplement. These authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in federal income tax consequences different from those discussed below. In addition, this summary does not discuss any foreign, state, or local tax considerations, nor does it address any tax consequences under the United States federal estate or gift tax laws.

Prospective purchasers of bonds should consult their own tax advisors concerning the United States federal income tax consequences of the purchase, ownership and disposition of the bonds in light of their particular circumstances, as well as the effect of any relevant state, local, foreign or other tax laws.

Taxation of United States Bondholders

United States Bondholders Defined.  For purposes of this summary, the term “United States Bondholder” means a holder of a bond that is:

•	An individual who, for United States federal income tax purposes, is treated as a citizen or resident of the United States,
•	A corporation, (or any other entity treated as a corporation for United States federal income tax purposes) created in or under the laws of the United States, any state of the United States or the District of Columbia,
•	An estate the income of which is subject to United States federal income taxation regardless of its source, or
•	A trust if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) it was in existence on August 20, 1996 and has in effect a valid election to be treated as a United States person.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of bonds, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. United States Bondholders that are partnerships should consult their own tax advisors regarding the United States federal income tax consequences of the purchase, ownership and disposition of the bonds.

Interest Payments.  In general, interest on a bond will be taxable to a United States Bondholder as ordinary interest income. A United States Bondholder that generally reports taxable income using the accrual method of accounting must include payments of interest in income as they accrue. A United States Bondholder that generally reports taxable income using the cash method of accounting must include payments of interest in income when in actual or constructive receipt of the income.

In addition to interest on the Bonds, a United States Bondholder will be required to include any tax withheld from the interest payment as ordinary interest income, even if the United States Bondholder has not in fact received it, and any additional amounts paid in respect of such tax withheld. Interest paid or accrued on a bond generally will be treated as foreign source income for United States federal income tax purposes and will be classified as “passive category income” (or, in certain cases, as “general category income”) for purposes of computing the foreign tax credit allowable under the United States federal income tax laws.

Original Issue Discount.  For U.S. federal income tax purposes, a bond will be treated as issued with original issue discount (“OID”) if the excess of the “stated redemption price at maturity” of the bond over its “issue price” equals or exceeds the “de minimis” amount (generally, 0.25 of one percent of such bond’s stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). The stated redemption price at maturity equals the sum of all payments due under the bonds, other than any payments of “qualified stated interest.” A “qualified stated interest” payment generally is a payment of stated interest that is unconditionally payable in cash or property, or that will be constructively received, at least annually during the entire term of the bond. The issue price will generally equal the initial public offering price at which a substantial number of bonds are issued in a given offering.

If the bonds have OID, a United States Bondholder must include in gross income amounts of non-de minimis OID as ordinary interest income on an accrual basis generally under a “constant yield to maturity” method described below regardless of whether such United States Bondholder is a cash or accrual basis taxpayer. Generally, OID must be included in income in advance of the receipt of cash representing such income.

The amount of OID on a bond that a United States Bondholder must include in income during a taxable year is the sum of the “daily portions” of OID for that bond. The daily portions are determined by allocating to each day in an “accrual period” (generally the period between compounding dates) a pro rata portion of the OID attributable to that accrual period. The amount of OID attributable to an accrual period is the product of the “adjusted issue price” of the bonds at the beginning of the accrual period and its yield to maturity reduced by the sum of the payments of qualified stated interest on the bond allocable to the accrual period. The “adjusted issue price” of a bond at the beginning of any accrual period is generally equal to the sum of its issue price and all prior accruals of OID. Cash payments on an OID bond are allocated first to any stated interest then due, then to previously accrued OID (in the order of accrual) to which cash payments have not yet been allocated, and then to principal.

A United States Bondholder generally may make an irrevocable election to include in income the entire return on an OID bond (including payments of qualified stated interest) under the constant yield method applicable to OID.

Disposition of the Bonds.  A United States Bondholder generally will recognize gain or loss on the taxable disposition of a bond equal to the difference between the amount realized on the taxable disposition (other than amounts representing accrued and unpaid interest not previously included in income, which will be taxed as such) and the tax basis of the bond. The amount realized is the sum of cash plus the fair market value of any property received upon the taxable disposition of a bond. A United States Bondholder’s tax basis in a bond generally will be the purchase price of the bond, decreased (but not below zero) by any early principal payments. Gain or loss recognized on the taxable disposition of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if the bond was held for more than one year. Limitations apply to the ability of United States Bondholders to offset capital losses against ordinary income. Any gain or loss recognized by a United States Bondholder on the taxable disposition of a bond generally will constitute income from, or loss allocable to, sources within the United States for United States federal income tax purposes.

Medicare Tax.  A United States Bondholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax on the lesser of (i) the United States Bondholder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the United States Bondholder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States Bondholder’s net investment income generally will include its interest income and its net gains from the disposition of a bond, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information with Respect to Foreign Financial Assets.  United States citizens, resident aliens and certain non-resident aliens who own “specified foreign financial assets” generally will be required to file an information report on Form 8938, Statement of Specified Foreign Financial Assets. Securities issued by non-United States persons and financial instruments held for investment that have non-United States issuers are “specified foreign financial assets” unless they are maintained by a qualifying financial institution. An entity holding financial assets for the account of others is a qualifying financial institution if not less than 20 percent of its gross income during the previous three years derives from holding financial assets and related financial services.

Individuals are currently required to file this information report and entities are not; however, new regulations are likely to be issued that will require United States domestic entities to report specified foreign financial assets. Different reporting thresholds apply to individuals based on their circumstances, but generally an information return will be required of (i) unmarried owners of specified foreign financial assets with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year and (ii) married owners filing a joint income tax return and owning specified foreign financial assets with an aggregate value in excess of $100,000 on the last day of the taxable year, or $150,000 at any time during the year.

The bonds may be treated as specified foreign financial assets and United States Bondholders may be subject to this information reporting regime. Failure to file information reports may subject United States Bondholders to penalties. United States Bondholders should consult their own tax advisors regarding their obligation to file information reports with respect to the bonds.

Taxation of Non-United States Bondholders

Interest Payments.  Subject to the discussion of backup withholding below, a bondholder that is not a United States Bondholder (a “Non-United States Bondholder”) generally will not be subject to United States federal income tax, including withholding tax, on payments of interest on the bonds unless the interest is effectively connected with such Non-United States Bondholder’s conduct of a trade or business within the United States (or, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by such Non-United States Bondholder within the United States). In that case, the Non-United States Bondholder generally will be subject to United States federal income tax in respect of such interest in the same manner as a United States Bondholder, as described above. A Non-United States Bondholder that is a corporation may, in certain circumstances, also be subject to an additional “branch profits tax” in respect of any such effectively connected interest income currently imposed at a 30 percent rate (or, if attributable to a permanent establishment maintained by such Non-United States Bondholder within the United States, a lower rate under an applicable income tax treaty).

Disposition of the Bonds.  Subject to the discussion of backup withholding below, a Non-United States Bondholder generally will not be subject to United States federal income tax on any gain realized on the retirement of a bond, unless (1) the gain is effectively connected with the conduct by such Non-United States Bondholder of a trade or business within the United States; or (2) such Non-United States Bondholder is an individual who is present in the United States for a total of 183 days or more during the taxable year in which that gain is realized and certain other conditions are met.

Non-United States Bondholders described under (1) above generally will be subject to United States federal income tax on such gain in the same manner as a United States Bondholder and, if such Non-United States Bondholder is a foreign corporation, it may also be subject to the branch profits tax as described above. Non-United States Bondholders described under (2) above generally will be subject to a flat 30 percent tax on the gain derived from the retirement or other taxable disposition of bonds, which may be offset by certain United States capital losses (notwithstanding the fact that such Non-United States Bondholder is not considered a United States resident for United States federal income tax purposes). Any amount attributable to accrued but unpaid interest on the bonds generally will be treated in the same manner as payments of interest made to the Non-United States Bondholder, as described above under “— Interest Payments.”

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments within the United States or by or through a custodian or nominee that is a “United States Controlled Person,” as defined below, to non-corporate United States Bondholders of interest on a bond and, under certain circumstances, to the proceeds resulting from the taxable disposition of a bond. Backup withholding will apply to those payments if the United States Bondholder (i) fails to provide an accurate taxpayer identification number, (ii) has failed to report all interest and dividends required to be shown on its federal income tax return or (iii) fails to certify, when required, that it is not subject to backup withholding.

Non-United States Bondholders are generally exempt from backup withholding and information reporting requirements (assuming that the gain or income is otherwise exempt from United States federal income tax), but may be required to comply with certification and identification procedures to prove their exemption. The payment of proceeds of a sale or redemption of a bond effected at the United States office of a broker will generally be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale effected at a foreign office of a broker that is a United States Controlled Person, unless the broker has documentary evidence that the Bondholder is not a United States person (and has no actual knowledge to the contrary) or the Bondholder otherwise establishes an exemption. A United States Controlled Person means:

•	a “United States person,”

•	a controlled foreign corporation for United States federal income tax purposes,
•	a non-United States person 50% or more of whose gross income is derived for tax purposes from the conduct of a United States trade or business for a specified three-year period, or
•	a non-United States partnership in which United States persons hold more than 50% of the income or capital interests or which is engaged in the conduct of a United States trade or business.

The backup withholding rules will apply to such payments if the broker has actual knowledge that the Bondholder is United States person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against the holder’s United States federal income tax liability if the required information is properly furnished to the IRS.

Israeli Taxation

Under Israeli law as presently in effect, payments made under the bonds to holders who are not residents of Israel will be exempt from Israeli taxation, and there are no transfer, stamp or similar taxes under the laws of Israel payable in connection with the issuance, transfer or sale of the bonds.

September 1, 2015

PROSPECTUS

STATE OF ISRAEL BONDS

The State of Israel, which may be referred to in this prospectus as Israel or the State, may offer up to U.S.$3,000,000,000 aggregate principal or maturity amount of its bonds.

Israel may offer the bonds from time to time as separate issues. Israel will provide a prospectus supplement describing the amounts, prices and terms of each issue of bonds it is offering. You should read this prospectus and any prospectus supplement carefully before you invest.

Israel will sell the bonds through the Development Corporation for Israel (which we may refer to as DCI in this prospectus). With the prior written consent of Israel, DCI may utilize the services of other broker and dealers who are regularly engaged in the securities business and may allow reasonable concessions or commissions to such brokers and dealers. Israel may sell the bonds outside of the United States through additional underwriters or dealers, as will be described in the applicable prospectus supplement.

See the section entitled “Risk Factors” in the accompanying prospectus supplement for a discussion of certain factors you should consider before investing in the bonds.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement. Israel has not authorized anyone to provide you with different or additional information. Israel is not making an offer of these securities in any place where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

Development Corporation for Israel 641 Lexington Avenue · New York, NY 10022-4503 Member FINRA

Prospectus

1	Where You Can Find More Information About the State of Israel
2	Use of Proceeds
2	Description of the Bonds
5	Plan of Distribution
5	Official Statements
5	Validity of the Bonds
5	Debt Record
6	Jurisdiction; Consent to Service and Enforceability
6	Authorized Representative

i

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE STATE OF ISRAEL

Israel is not subject to the informational requirements of the Securities Exchange Act of 1934. Israel files annual reports on Form 18-K with the Securities and Exchange Commission, or the SEC, on a voluntary basis. These reports and any amendments to these reports include certain financial, statistical and other information about Israel and may be accompanied by exhibits. You may read and copy any document Israel files with the SEC at the SEC’s public reference room located at the Office of Investor Education and Assistance, U.S. Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549-0213. Israel’s SEC filings, including the Registration Statement of which this prospectus forms a part, are also available to the public from the SEC’s website at http://www.sec.gov. You may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330.

The Securities and Exchange Commission allows Israel to “incorporate by reference” into this prospectus the information Israel files with it. This means that Israel can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Israel incorporates by reference the following documents:

•	Israel’s Annual Report on Form 18-K for the year ended December 31, 2014, file number 002-94917, as amended through the date of this prospectus.

Israel also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the bonds covered by this prospectus. Each time Israel files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may read and copy any of these filings at the SEC’s public reference room or from the SEC’s website referred to above. You may also download a free copy of these filings from the Internet site maintained by the Development Corporation for Israel at www.israelbonds.com, or request a free copy of these filings by writing to or telephoning Israel’s Chief Fiscal Officer for the Western Hemisphere or the Development Corporation for Israel at the following addresses and numbers:

Ministry of Finance
Government of Israel
800 Second Avenue, 17th Floor
New York, New York 10017
Telephone: (212) 499-5710
Facsimile: (212) 499-5715

Development Corporation for Israel
641 Lexington Avenue, 9th Floor
New York, New York 10022-4503
Telephone: 1-888-519-4111
Email: customer.service@israelbonds.com

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Israel will use the net proceeds from the sale of the bonds offered hereby for general purposes of the State.

DESCRIPTION OF THE BONDS

Israel will issue the bonds from time to time as separate issues. The bonds will be issued pursuant to a fiscal agency agreement between Israel and a fiscal agent, unless Israel acts as the fiscal agent with respect to any issue. If the terms or conditions described in the prospectus supplement for a particular issue of bonds differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

The following is a summary of certain terms of the bonds and is qualified by reference to the fiscal agency agreement and the form of notes included therein. Israel will describe the particular terms of any bonds in the prospectus supplement relating to those bonds. Those terms may include:

•	the name of the issue of the bonds;
•	the aggregate principal or maturity amount of the bonds;
•	the price of the bonds;
•	the minimum denomination of the bonds and any limitations on amounts that may be purchased;
•	the issue date of the bonds;
•	the stated maturity date on which Israel agrees to repay the bonds;
•	the rate of interest the bonds will accrue, if any, and, if variable, the method by which the interest rate will be calculated;
•	the dates when any interest payments are scheduled to be made;
•	the date or dates from which interest will accrue;
•	limitations on transfer of the bonds, if any;
•	whether and in what circumstances Israel may redeem the bonds before maturity;
•	under which circumstances will physical certificates be issued;
•	the currency or currencies in which the bonds are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;
•	the currency or currencies in which Israel may redeem the bonds at maturity, or upon earlier repurchase or redemption, and pay any interest thereon; and
•	any other terms of the bonds.

The prospectus supplement may also describe any United States federal or Israeli income tax consequences and special considerations applicable to that particular series of bonds if applicable.

Status of the Bonds

The bonds will be the direct, general and unconditional obligations of Israel. The full faith and credit of Israel will be pledged for the due and punctual payment of all principal, interest and maturity amounts, as well as for the due and timely performance of all of Israel’s obligations with respect to the bonds.

Ranking of the Bonds

The bonds of each series will rank equally with each other, without any preference among themselves. The payment obligations of Israel under the bonds will at all times rank at least equally with other payment obligations of Israel relating to unsecured, unsubordinated external indebtedness. For purposes of this paragraph, “external indebtedness” means any indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than the currency of Israel, and “indebtedness” means all obligations of Israel in respect of money borrowed and guarantees given by Israel in respect of money borrowed by others.

The Bonds

Issuance.  The bonds will be issued only in registered form without coupons, and upon original subscription, in such minimum denominations as may be set forth in the applicable prospectus supplement. Subscription for the bonds will be made on approved forms appropriately completed and executed and accompanied by the subscription price. The subscription price may be paid in United States dollars or such other currency or currencies as Israel may authorize the fiscal agent to accept. A subscription is deemed accepted as of the date when the forms and purchase price are actually received in form acceptable to the fiscal agent and DCI.

Bond Certificates.  Subject to such limitations as may be set forth in the applicable prospectus supplement, the bonds will be issuable to any person or entity. The name of that person or entity or his, her or its nominee will be registered in the bond register maintained by the fiscal agent, in the case of a book entry, or inscribed on the face of the bond, in the case of physical certificates. In general, bonds will be issued only in book-entry form. Therefore, bond certificates will not be issued. Instead, the fiscal agent will deliver to the purchaser and owner of each bond a confirmation that the owner has been listed in the bond register as the registered owner of the bond along with other pertinent information. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans (as defined in the applicable prospectus supplement) that so request at the time of purchase. Certificates will be executed on behalf of Israel by its Prime Minister and its Minister of Finance, or by the Chief Fiscal Officer for the Western Hemisphere of the Ministry of Finance and the Deputy Chief Fiscal Officer for the Western Hemisphere of the Ministry of Finance, and countersigned by an authorized officer of the fiscal agent, and may contain legends or recitals not inconsistent with the fiscal agency agreement as may be approved by the fiscal agent. We will forward all notices relating to the bonds to the registered owner(s). Upon maturity of a book-entry bond or redemption of a book-entry bond, the fiscal agent will automatically pay the principal amount and accrued interest on the book-entry bond to the registered owner by mailing a check to the last address of the registered owner as listed in the bond register or making such payment in accordance with the direction provided by the registered owner to the fiscal agent. Bond certificate holders must present the physical certificate to the fiscal agent to receive payment.

Payment of Interest.  Some bonds are interest-bearing. For interest-bearing bonds, interest will be computed as provided in the applicable prospectus supplement. If the date of any payment, whether for interest, principal, maturity or redemption, is a Saturday, Sunday or other day on which the fiscal agent is authorized or required by law to be closed, payment will be made on the next business day, and no interest will accrue for the intervening period. Israel and the fiscal agent will treat the person or entity whose name is registered in the bond register maintained by the fiscal agent, in the case of a book-entry bond, or, inscribed on the face of the bond, in the case of a physical bond, as the absolute owner of the bond for all purposes, including receiving payment for the bond and interest payments, and neither Israel nor the fiscal agent will be affected by any notice to the contrary. Payments will be paid by check mailed to the bond owner at the address listed in the bond register or into a bank account held by the owner of the bond. In the case of bonds issued in the name of more than one holder, payment may be made in the names of all such holders. A trustee or other legal representative will succeed to all rights of a non-individual bond owner that has dissolved or terminated. An executor, administrator or other legal representative of a bond owner who has died will succeed to all the rights of a deceased bond owner. If any interest is not punctually paid, Israel will notify the fiscal agent of the amount of defaulted interest proposed to be paid on each bond and the date of such payment. The fiscal agent will then notify the bond owners of the proposed payment, and pay bond owners the defaulted interest.

Exchange and Split-up; Surrender of Bonds.  There will be no exchange or split-ups of bonds issued in minimum denominations, unless otherwise ordered by Israel. All other exchanges or split-ups will be subject to reasonable regulations of the fiscal agent and Israel. The fiscal agent will cancel all bonds surrendered for transfer or exchange. The bond owner will pay all expenses, charges or taxes in connection with any exchange or split-up.

Co-owners of Bonds.  Israel or the fiscal agent may require the signature of all bondholders in the case of the surrender of bonds issued in the names of more than one holder.

Lost, Stolen or Mutilated Bonds.  If a bond is mutilated, lost, stolen or destroyed, then Israel may issue a new bond upon the production of such mutilated bond or upon evidence satisfactory to it and the fiscal agent, and, if so required by Israel, upon receipt of an indemnity and surety bond satisfactory to Israel and the fiscal agent and holding Israel and the fiscal agent harmless. If the bond was about to mature, Israel may pay for it without issuing a new bond. The newly issued bond will constitute the original contractual obligation of Israel, regardless of whether any person or entity tries to enforce the old bond. The bond owner will bear all expenses in connection with the replacement and delivery of a new bond. Israel will issue a new bond certificate to the bond owner for no cost, in case the bond owner notifies Israel and the fiscal agent in writing that the bond certificate was never delivered, no later than six (6) months following the original issue date of the bond.

Early Redemption

Repurchase by Israel at the Option of the Owner of the Bond

The bonds are subject to repurchase by Israel at the option of the owner, under the following circumstances: (i) upon the death of any natural person who was the original registered owner of the bond (“Original Owner”)

or, in the event there is more than one Original Owner, upon the death of the last surviving Original Owner; (ii) upon the death of the Original Owner or, in the event there is more than one Original Owner, upon the death of the last surviving Original Owner, where such Original Owner(s) contributed the bond to a trust of which the Original Owner(s) is (are) the sole beneficiary(ies); provided that the obligation of Israel to repurchase upon death set forth in clauses (i) and (ii) above shall cease and terminate and shall not apply when the bond is owned by a transferee or assignee; (iii) upon the death of any natural person who owned such bond through an IRA, Roth IRA or Keogh or H.R. 10 Plan; provided that Israel may suspend or terminate the obligations to repurchase on death set forth in clauses (i), (ii) and (iii) above if, in the opinion of Israel, a material number of these persons shall have died as a result of war, epidemic, catastrophe of nature or other disaster; or (iv) upon the termination of any employee benefit plan which owned such bond; unless, in the case of an IRA, Roth IRA or a Keogh or H.R. 10 Plan, the beneficiary or administrator of such plan advises Israel or DCI that it intends to transfer such plan to another plan in a “rollover” transaction, as such term is defined in Section 402 of the Internal Revenue Code of 1986, within the time limit prescribed for such “rollover”. Israel will repurchase the bonds at the option of the owner, in connection with the events set forth in clauses (i) – (iv) above, not more than sixty (60) days after delivery by the owner to the fiscal agent of a written demand and other necessary legal documents required by Israel or the fiscal agent. The owner will not be charged for any expenses other than stamp taxes or other government expenses in regards to any of the above repurchases.

Redemption at the Option of Israel

The bonds are subject to redemption at any time at the option of Israel, in accordance with the terms set forth in the prospectus supplement. The bonds are redeemable as a whole or in part. If the bonds are redeemed in part, selection of the bonds will be at Israel’s discretion; however, the bonds will be redeemed in one or more groups, where each group of bonds will consist of all bonds of the same issue bearing the same issue date. If interest-bearing bonds are to be redeemed, then partial redemption can be made only on an interest payment date. In addition, no bonds of any issue can be redeemed at the option of Israel unless the bonds of such issue having a prior issue date are or have been called for redemption. A notice of redemption will be mailed to all bond owners by the fiscal agent between thirty (30) and sixty (60) days prior to the redemption date. The notice will set forth:

•	the redemption date;
•	whether all bonds or a group of bonds are to be redeemed;
•	in the case of a redemption of a group of bonds, a description of the group of bonds that are to be redeemed;
•	the redemption price;
•	that on the redemption date no owner of bonds called for redemption is entitled to more than the redemption price, and that the redemption price is due and payable on the redemption date; and
•	the place where the bonds are to be redeemed.

Whether the bonds are repurchased at the option of the owner or redeemed at the option of Israel, Israel will repurchase or redeem, as the case may be, interest-bearing bonds for a purchase price equal to the principal amount of the bond together with interim interest accrued and unpaid to the repurchase or redemption date. Israel will repurchase or redeem, as the case may be, non-interest-bearing bonds for a purchase price equal to the price at which the bond is deemed issued pursuant to Section 1273 of the Internal Revenue Code, as adjusted as of the repurchase or redemption date pursuant to Section 1272 of the Internal Revenue Code, or in each case under any successor provision of similar import.

If the purchase or redemption price is not paid on the surrender of any bond, then interest-bearing bonds will continue to accrue interest at the rate prescribed for such bonds, and non-interest-bearing bonds will continue to be payable at their maturity amount on their maturity date. Israel will not be required to issue or register the transfer or exchange of any bond during the period beginning on the fifteenth (15th) business day prior to the date of the mailing of a notice of redemption through and including the date of such mailing. Israel will also not be required to register the transfer or exchange of any bond selected for redemption in whole or in part, except for the unredeemed portion of the bonds being redeemed in part. No general redemption has ever been made on a prior issue. No sinking fund is required to be established under the terms of the fiscal agency agreement or the bonds.

Limited Transferability

You may not transfer, assign or pledge the bonds, in whole or in part, or any interest therein, and the bonds may not be securitized, except to the extent and under the circumstances expressly indicated in the applicable prospectus supplement or with the prior written consent of Israel.

If transfer is permitted under the terms of the applicable prospectus supplement, the bond owner will not be charged for any expenses other than stamp taxes or other government expenses with regard to the transfer of bonds to Israel or upon the death of the bond owner. The bond owner will be responsible for all charges, expenses and taxes with regard to any other transfer. To transfer or assign a bond, if permitted, the bond owner must surrender the bond to the fiscal agent, together with a written instrument of transfer and any other documents required by Israel or the fiscal agent.

PLAN OF DISTRIBUTION

Israel has entered into an Underwriting Agreement with Development Corporation for Israel. The principal terms of the Underwriting Agreement with DCI are as follows:

•	DCI is the sole and exclusive underwriter of the bonds in the United States and has agreed to use its best efforts to sell the bonds.
•	DCI will receive a selling concession at a rate to be determined from time to time by Israel and DCI. The amount of the selling concession will not exceed 6% of the purchase price of the bonds sold.
•	DCI will use its best efforts to sell the entire authorized issue of the bonds; however, there is no assurance that all the bonds will be sold.

Israel may sell the bonds outside of the United States through additional underwriters or dealers, as will be described in the applicable prospectus supplement.

Israel will pay all charges, expenses and fees in connection with the issuance of the bonds, the registration of the bonds under the applicable federal and securities laws, the preparation, printing, authentication, delivery, publication and distribution of prospectuses, newspaper prospectuses, advertising, literature, collection of subscriptions, public presentations, maintenance of complete and accurate records of all bond transactions, any payments to the fiscal agent pursuant to any fiscal agency agreement or in conformity with its provisions, and all taxes and stamps required in connection with the sale of the bonds.

This prospectus and the prospectus supplement relating to a particular issue of bonds may also be available in electronic format on the Internet website maintained by DCI at www.israelbonds.com. Customer Information Forms and Investment Forms will also be available to print from the DCI website. Customer Information Forms and Investment Forms must be printed, completed and returned to DCI. Other than this prospectus, the prospectus supplement and any free writing prospectus relating to a particular issue, any information on the website is not part of the prospectus, has not been approved or endorsed by Israel or DCI and should not be relied upon by investors.

OFFICIAL STATEMENTS

Information included herein and in the Registration Statement which is identified as being derived from a publication of Israel or one of its agencies or instrumentalities or the Bank of Israel is included on the authority of such publication as a public official document of Israel or the Bank of Israel. All other information herein and in the Registration Statement is included as a public official statement made on the authority of the Director General of the Ministry of Finance of Israel, in his or her official capacity.

VALIDITY OF THE BONDS

The validity of the bonds will be passed upon for Israel by Arnold & Porter LLP, United States counsel to the State of Israel, and by the Legal Advisor to the Ministry of Finance of the State of Israel. As to all matters of Israeli law, Arnold & Porter LLP may rely on the opinion of the Legal Advisor to the Ministry of Finance. All statements with respect to matters of Israeli law in this prospectus have been passed upon by the Legal Advisor to the Ministry of Finance and are made upon his authority.

DEBT RECORD

Israel has never defaulted on the payment of principal, maturity amount or interest on any of its internal or external indebtedness.

JURISDICTION; CONSENT TO SERVICE AND ENFORCEABILITY

The State of Israel is a foreign sovereign government. Consequently, it may be difficult to sue Israel or to collect upon a judgment against Israel. Israel will irrevocably agree not to assert any defense based on immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the terms of the bonds which may be instituted by the owner of any bonds of any issue in any federal court in the Southern District of New York, any state court in the City of New York or in any competent court in Israel.

Israel has appointed the Chief Fiscal Officer for the Western Hemisphere of the Ministry of Finance of the Government of Israel in New York, New York, as its authorized agent upon whom process may be served. This appointment is limited to any action arising out of or based on the bonds that the owner of any bonds may institute in any federal court in the Southern District of New York or any state court in the City of New York. The appointment will be irrevocable until Israel pays all amounts due or to become due on or in respect of all the bonds issuable under the fiscal agency agreement. If for any reason the authorized agent ceases to be able to act as Israel’s authorized agent or no longer has an address in New York, Israel will appoint another person in New York as its authorized agent.

The Chief Fiscal Officer for the Western Hemisphere is not the agent for service for actions under the United States federal securities laws or state securities laws and Israel’s waiver of immunity does not extend to such actions. Because Israel has not waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Israel based on such laws unless a court were to determine that Israel is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such actions. Under the laws of Israel, assets of Israel are immune from any form of execution.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of the State of Israel in the United States of America is the Chief Fiscal Officer for the Western Hemisphere, Ministry of Finance of the State of Israel, whose address is 800 Second Avenue, 17th Floor, New York, New York 10017.